Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (Nos. 333-179720, 333-87063 and 333-107413) on Form S-3 and (Nos. 333-161258, 333-16837, and 333-115290) on Form S-8 of AvalonBay Communities, Inc. of our report dated February 26, 2013, with respect to the combined statement of revenue and certain expenses of the Archstone Portfolio for the year ended December 31, 2012, which report appears in the Form 8-K of AvalonBay Communities, Inc. dated February 26, 2013.

Our report on the combined statement of revenue and certain expenses of the Archstone Portfolio contains a paragraph that states that the combined statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to the combined statement of revenue and certain expenses, and it is not intended to be a complete presentation of the Archstone Portfolio’s revenue and expenses.

KPMG LLP

Denver, Colorado
February 26, 2013